Exhibit 10.01

1060 East Arques Ave.

Sunnyvale, California 94085

Ph:   (408) 616-4000

August 17, 2004

Robert G. Gargus

Re:                               Amended and Restated Employment Agreement

Dear Bob:

Silicon Image, Inc. (the “Company”) is pleased to confirm our offer of continued employment to you. This Amended and Restated Employment Agreement (this “Agreement”) supersedes the employment letter agreement between you and the Company, dated October 31, 2001 (“Letter Agreement”) and sets forth the current terms of your employment with the Company.

1.                                       Position:  You will continue in the position of Chief Financial Officer and Vice President of Finance and Administration of the Company with the same duties, responsibilities and reporting requirements that are currently existing with this position. Your duties are to be performed in substantially the same manner as they have been performed to date including, but not limited to, your diligence in efforts and the amount of time you spend completing tasks related to the position.

2.                                       Salary:  Your annual base salary will continue to be $250,000.08 per year and will be subject to annual review.

3.                                       Employment Benefits. You will continue to be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, stock purchase, incentive or other life, disability, health, accident and other insurance programs, and similar plans or programs.  You will be eligible for the applicable number of days of paid PTO per year, per the PTO policy. In addition, you will continue to be eligible to participate in each bonus plan (“Bonus Plan”) that is in effect, if any, while you hold the position set forth in paragraph 1 above (the “Position”).  Notwithstanding any provision in any Bonus Plan that requires that you be in the Position at the time that Payments (“Payments”) are made in order to be eligible for Payments, you will be eligible to receive any Payment that accrues under any Bonus Plan while you remain in the Position even if you are not in the Position at the time that payments are made; provided, however, that any such Payments will be paid to you at the same time as Payments are made to other participants in such Bonus Plan and that such Payments will be prorated in relation to the amount of time that you are in the Position.

4.                                       Separation Date.  Subject to the Company’s ability to and your ability to terminate your employment relationship with the Company for any reason at any time, your employment will be terminated effective as of the earlier of occurrence of either of the following (a) the commencement of employment with the Company of a new Chief Executive Officer and new Chief Financial Officer or (b) your voluntary termination of employment any time after June 30, 2005.  “Separation Date” shall mean the earlier occurrence of either (a) or (b) in the sentence immediately prior.

5.                                       Separation Compensation.  In exchange for your signing the severance agreement and release of claims attached hereto as Addendum A (the “Release”) and the Consulting Agreement (as defined below), the Company agrees that:  (a) the Company will retain you as a consultant pursuant to the Consulting Agreement (as defined below) during the six month period following the Separation Date (the “Separation Period”); (b) during the Separation Period the Company will pay you monthly severance equal to your current salary level of $20,833.34 per month (the “Monthly Severance”), less applicable withholding taxes provided however, that the Company has no duty to continue to pay you the Monthly Severance in the event that you engage in New Employment (as defined below), provided the Company will pay you a prorated portion of any Monthly Severance up to the date of commencement of New Employment; and (c) on the Separation Date, the Company will accelerate the vesting of your outstanding options to purchase shares of the Company’s common stock such that you will become immediately vested in the number of shares that would have vested in the six months following the last date of the month in which the Separation Date occurs (“Accelerated Vesting”), but in no event for more than the number of shares subject to a particular option grant provided however, that you will not be entitled to further vesting or acceleration of your options to purchase shares of the Company’s common stock after the Accelerated Vesting on the Separation Date.  You may exercise your options to purchase shares of the Company’s common stock that may have vested as of the Separation Date at any time before the ninetieth day following the Separation Date. For purposes of this Agreement “New Employment” shall mean being paid to work by an employer or firm other than the Company (whether as an employee or consultant) for 20 or more hours per week.

In exchange, by signing below, you agree:  (a) to, upon your termination, execute and not to revoke the Release; (b) to provide consulting services to the Company during the Separation Period pursuant to the Consulting Agreement dated August 17, 2004 by and between you and the Company (the “Consulting Agreement”); and (c) that, at any point in time following the end of your obligation to provide consulting services under the Consulting Agreement, you will assist the Company as reasonably necessary with any reviews, investigations or examinations of the Company’s financial and accounting results, policies, practices and other matters during your period of employment with the Company; and (d) acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your right to claims referred to in this Agreement and in the Letter Agreement.  In addition, except as expressly set forth in this paragraph and except your receipt of Payments described under the paragraph 3, following the Separation Date, you will no longer be eligible to participate in benefit plans and programs for the Company’s employees (including without limitation paid vacation, retirement plans, bonus plans, the employee stock purchase plan and other compensation plans).

6.                                       Voluntary Termination Prior to Separation Date.  In the event of your voluntary termination prior to the Separation Date, you will not be entitled to receive any cash severance benefits, nor any acceleration of vesting of your options to purchase the Company’s shares nor other separation compensation (including that set forth in Paragraph 5 hereof).

7.                                       Involuntary Termination Prior to Separation Date.  In the event of your termination by the Company without Cause prior to the Separation Date, you will be entitled to the separation compensation set forth in Paragraph 5 hereof as the sole remedy for such termination. In the event of your termination by the Company for Cause (as defined below) prior to the Separation Date, you will not be entitled to any cash severance benefits, nor any acceleration of vesting of your options to purchase the Company’s shares nor any other separation compensation (including that set forth is Paragraph 5 hereof).  “Cause” means (a) any material breach by you of this Agreement or the Confidentiality Agreement (as defined below) or any other written agreement between you and the Company, if such breach causes harm to the Company; (b) any negligence or willful misconduct by you in your performance of duties to the Company that causes harm to the Company, including (without limitation) repeated failure to follow the directions of the  Board of Directors; (c) your repeated failure to diligently follow the lawful directions of the Board of Directors of the Company or your repeated failure to diligently perform your duties in a reasonable manner pursuant to this agreement; (d) your commission of a felony under the laws of the United States or and by state thereof; (e) your commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; (f) your abuse of alcohol or controlled substances that has a detrimental effect upon your performance of your duties under this agreement; or (g) a good faith determination by the Company’s Board of Directors that your performance is unsatisfactory; provided however, that in the case of (b), (c) and (g), the Company must provide you with written notice and give you fifteen (15) days to cure your performance, behavior or conduct.  A termination without Cause shall mean a termination for any reason other than those listed in clauses (a)-(g) of the preceding sentence or death or disability.

8.                                       At-will Employment.  You will continue to serve as an at-will employee of the Company, which means that your employment relationship with the Company can be terminated by you or the Company for any reason at any time.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

9.                                       Non-Solicitation.  For twelve months following your termination of employment with the Company, you agree that you shall not, directly or indirectly, either for your own benefit or for the benefit of any company, entity, or other person, solicit, recruit, encourage or induce any employees, directors, consultants, contractors or subcontractors of the Company to leave the employ of, cease performing work for, or perform work that competes with, the Company.  “Employees” are those who were employees of the Company within twelve months preceding your termination of employment with the Company.

10.                                 Attorneys’ Fees.  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11.                                 Confidentiality.  You acknowledge that as an executive employee of the Company you had access to Company confidential and proprietary information, and that you are bound by law and the terms of your Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”) with the Company to maintain the confidentiality of that information even after the termination of your employment, and may not use it, divulge it to others or allow others to use it.  Any breach of this provision shall be deemed a material breach of this Agreement.

12.                                 Entire Agreement.  This Agreement, the Release, the Consulting Agreement and the Confidentiality Agreement and any stock option agreements or stock option grant documents that currently exist between you and the Company constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter, including without limitation the Letter Agreement. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.                                 Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

14.                                 Time to Consider and Voluntary Execution of this Agreement.  We hereby advise you to consult with your own attorney concerning the terms of this Agreement and the Release.  You agree that you are voluntarily entering into this Agreement and it will be effective upon your signing this document.  The Release will be effective upon the execution of the Release and the expiration of the seven (7) day revocation period following such execution. You acknowledge that the separation compensation provided for in Section 5 of this Agreement will be paid only after the Release is effective.

15.                                 General.  This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws.  Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties hereby consent to the personal jurisdiction and venue therein.  If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the Agreement.

If you agree to abide by the terms outlined in this Agreement, please sign the attached copy and return it to me.  We look forward to the opportunity to continue working together.

Sincerely,

/s/ David Lee

David Lee
CEO and Chairman of the Board Silicon Image, Inc.

I have read, understand and agree to the terms set forth above:

/s/ Robert G. Gargus	Date:	August 17, 2004
Robert G. Gargus

ADDENDUM A

THIS SEVERANCE AGREEMENT AND RELEASE OF CLAIMS (this ”Release”) is between Robert G. Gargus (“Employee”) and Silicon Image, Inc. (the “Company”), a Delaware corporation.  As used in this Release, the Company refers to Silicon Image, Inc. and all parents, subsidiaries, divisions, predecessors, and successors of Silicon Image, Inc.

1.                                       Payment of Severance Benefits.  The Company has agreed that if Employee signs this Release, it will provide Employee the benefits (the “Severance Benefits”) set forth in Section 5 of the Amended and Restated Employment Agreement, dated August 17, 2004 (the “Restated Employment Agreement”).  Employee understands that he is not entitled to those Severance Benefits unless he signs this Release.  Employee understands that in addition to the Severance Benefits to be paid to him in accordance with the Restated Employment Agreement, upon (i) the Separation Date (as defined in Restated Employment Agreement Section 4 of the Restated Employment Agreement) or (ii) Employee’s voluntary or involuntary termination from the Company, the Company will pay him all of his accrued salary and vacation payments, to which Employee is entitled by law.

2.                                       Release. In exchange for the Severance Benefits set forth in Section 1 hereof, Employee hereby agrees as follows:

(a)                                  Employee, on behalf of himself and his respective heirs, executors, successors and assigns, hereby fully and forever releases the Company and its respective heirs, executors, successors, agents, officers and directors, from and agrees not to sue concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that Employee may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the date hereof (collectively, the “Released Matters”), including without limitation,

(1)                                  any and all claims relating to or arising from Employee’s employment with the Company and the termination of such relationship;

(2)                                  any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(3)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(4)                                  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers

Benefit Protection Act, the California Fair Employment and Housing Act, and the California Labor Code section 201, et. seq.;

(5)                                  any and all claims for violation of the federal, or any state, constitution;

(6)                                  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(7)                                  any and all claims for attorneys’ fees and costs; provided however, that nothing in this clause shall supersede rights that Employee has under Section 5 hereof; and

(8)                                  any and all claims Employee may have against the Company for any acts occurring at any time prior to the execution of this Release.

Employee agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being Employee’s intent to fully and completely release all claims whatsoever in any way relating to Employee’s employment with the Company and to the termination of such employment.

(b)                                 Except as already known by the Company, Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf against the Company or any other person or entity referred to herein.

(c)                                  Employee acknowledges that he has been advised by legal counsel and is familiar with Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee expressly waives any right or benefit that he has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware.  Employee acknowledges that in the future he may discover claims or facts in addition to or different from those that he now knows or believes to exist with respect to the subject matter of this Release, and that Employee intends to fully, finally, and forever settle all of the Released Matters in exchange for the Severance Benefits.  This Release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

3.                                       Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee further acknowledges that Employee has been advised by this writing that:

(a)                                  Employee should consult with an attorney prior to executing this Release;

(b)                                 Employee has had at least twenty-one (21) days within which to consider this Release, although Employee may accept the terms of this Release at any time within those 21 days; and

(c)                                  Employee has seven (7) days following the execution of this Release by the parties to revoke this Release.

4.                                       Voluntary Execution of Release.  This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.  Employee acknowledges that:

(a)                                  Employee has read this Release;

(b)                                 Employee has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

(c)                                  Employee understands the terms and consequences of this Release and of the releases it contains;

(d)                                 Employee is fully aware of the legal and binding effect of this Release.

EMPLOYEE HAS CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT, BY SIGNING THIS RELEASE, EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE COMPANY.  EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE DOES SO KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE RESTATED EMPLOYMENT AGREEMENT.

5.                                       Indemnification.  This Release shall not apply with respect to any claims (including coverage of attorneys’ fees and costs for Employee’s individual representation) arising under Employee’s existing rights to indemnification and defense pursuant to the articles and bylaws of the Company for acts as a director and/or officer or to Employee’s rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers or Employee’s rights under California Labor Code section 2802.

6.                                       Non-Disparagement.  Employee agrees to refrain from disparagement, criticism, defamation or slander of the Company or any of its employees, officers, directors, agents, products or services to anyone, including but not limited to other employees and any past, present or prospective customers.  Nothing in this paragraph shall prohibit Employee from providing truthful testimony in response to a subpoena or other compulsory legal process or from participating in any governmental agency proceedings.  The Company agrees to maintain its neutral reference policy in regard to Employee and refrain from disparagement, criticism, defamation and slander of Employee.

7.                                       No Admission of Liability.  Employee understands that this Release shall not be construed as an admission of liability or wrongdoing of any kind by the Company.

8.                                       No Representations.  The Employee has not relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release.

9.                                       Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

10.                                 No Verbal Modification.  This Release may only be amended in writing signed by Employee and the Company.

11.                                 Arbitration.  Any claim, dispute, or controversy arising out of or in any way relating to this Release or the alleged breach of this Release will be submitted by parties hereto to binding arbitration in Santa Clara County, California by JAMS or by a judge to be mutually agreed upon; provided however, that this Section 11 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the obligations under Section 6 hereof.

12.                                 Attorneys’ Fees.  The prevailing party will be entitled to recover from the losing party its attorneys’ fees and costs (including expert witness fees) incurred in any arbitration, lawsuit or other proceeding brought to enforce any right arising out of this Release.

13.                                 Governing Law.  This Release shall be governed by the laws of California, excluding its choice of law provisions.

14.                                 Counterparts.  This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

15.                                 Effective Date.  This Release shall become effective on the 8th day after the date on which the Release is executed by Employee, provided that he has not previously revoked the Release and the Release has been executed by the Company.

EMPLOYEE	SILICON IMAGE, INC.

By:
Signature
Title:
Date:
Date:

 [Signature Page for Robert G. Gargus’ Severance Agreement and Release of Claims.]